Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of QNB Corp. of our report dated March 12, 2021, relating to the consolidated financial statements of QNB Corp. and subsidiary, which appears in the annual report on Form 10-K, as amended, for the year ended December 31, 2020.

/s/ Baker Tilly US, LLP

Iselin, NJ

May 26, 2021